Exhibit 99

4832 Grand Avenue
Duluth, MN 55807 USA
Phone: (218) 628-2217
Fax: (218) 628-3245
Email: info@ikonics.com
Website: www.ikonics.com

News Contact:	Bill Ulland	For Immediate Release
	Chairman, President & CEO	August 2, 2018
(218) 628-2217

AEROSPACE LEADS REVENUE GROWTH AT IKONICS

DULUTH, MN - IKONICS Corporation (Nasdaq:IKNX), a Duluth-based imaging technology company, reported a sharp improvement in earnings for the second quarter of 2018.  The Company reported earnings of $145,000, or $0.07 per diluted share as compared to a loss of $0.05 per diluted share for second quarter of 2017.

Bill Ulland, IKONICS CEO, said, “Revenue was down by 1% from the second quarter of 2017, which had been favorably impacted by $320,000 in sales of two DTX printers; we are optimistic that similar sales of DTX printers will occur in the second half of this year. Year to date revenues are up by 5%, and earnings are at $0.01 per diluted share compared to a loss of $0.24 per diluted for the first six months of 2017.”

Ulland continued, “Positive revenue trends for the quarter were led by AMS, our aerospace and electronic wafer business unit, which posted record revenues and was up 474% over the same quarter of last year with sales of $471,000.  Ninety-two percent of our aerospace sales are under long-term agreements. Because of their complex and inter-dependent supply chains, these customers demand 100% on-time delivery (70% of parts of a modern commercial jet are furnished by suppliers such as AMS). We are proud to say that we meet this demanding requirement.”

“I anticipate the positive trends we are seeing in the first half of 2018 will continue through the rest of 2018 and into next year, supplemented by our new dye sublimation products, new aerospace customers, growth in DTX printer and consumable sales, and improved margins in our screen print products”, added Ulland.

This press release contains forward-looking statements regarding sales, gross profits, net earnings (losses), balance sheet position, industry trends, customer agreements, new products, technologies and business initiatives that involve risks and uncertainties. The Company’s actual results could differ materially as a result of downturns in the aerospace industry, unexpected production delays by the Company’s customers, lack of acceptance of new products and technologies, failure of customers to enter into anticipated agreements, introduction of new products or technologies by competitors, domestic and global economic conditions, inherent risk and uncertainty in the protection of intellectual property rights, the ability to control operating costs without impacting growth as well as the factors described in the Company’s Forms 10-K, and 10-Q, and other reports on file with the SEC.

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NASDAQ Listed: IKNX

IKONICS Corporation

CONDENSED STATEMENTS OF OPERATIONS (Unaudited)

For the Three and Six Months Ended June 30, 2018 and 2017

	Three Months Ended		Six Months Ended
	6/30/18	6/30/17	6/30/18	6/30/17
Net sales	$4,634,177	$4,685,361	$8,705,655	$8,314,353

Cost of goods sold	2,971,862	3,242,097	5,680,921	5,780,861

Gross profit	1,662,315	1,443,264	3,024,734	2,533,492

Operating expenses	1,465,435	1,578,340	2,968,494	3,254,724

Income (loss) from operations	196,880	(135,076)	56,240	(721,232)

Interest expense	(23,807)	(20,826)	(43,742)	(41,643)

Other	11,805	5,902	21,226	11,055

Income (loss) before income taxes	184,878	(150,000)	33,724	(751,820)

Income tax expense (benefit)	39,542	(44,934)	19,126	(267,857)

Net income (loss)	$145,336	$(105,066)	$14,598	$(483,963)

Income (loss) per common share-basic and diluted	$0.07	$(0.05)	$0.01	$(0.24)

Average diluted shares outstanding	1,983,553	2,018,466	1,983,553	2,018,609

Condensed Balance Sheets

As of June 30, 2018 and December 31, 2017

	6/30/2018	12/31/2017
	(unaudited)
Assets
Current assets	$8,804,194	$8,271,383
Property, plant, and equipment, net	8,230,266	8,301,661
Intangible assets, net	370,844	351,186
	$17,405,304	$16,924,230
Liabilities and Stockholders’ Equity
Current liabilities	$1,382,589	$875,781
Long-term debt	2,886,874	2,946,518
Deferred income taxes	156,839	144,000
Stockholders’ equity	12,979,002	12,957,931
	$17,405,304	$16,924,230

CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)

For the Six Months Ended June 30, 2018 and 2017

	6/30/2018	6/30/2017
Net cash provided by operating activities	$877,914	$50,513
Net cash provided by (used in) investing activities	(381,746)	223,577
Net cash used in financing activities	(70,040)	(82,717)

Net increase in cash and cash equivalents	426,128	191,373
Cash and cash equivalents at beginning of period	929,700	1,048,713

Cash and cash equivalents at end of period	$1,355,828	$1,240,086